UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

OPTICAL CABLE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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OPTICAL CABLE CORPORATION

5290 CONCOURSE DRIVE

ROANOKE, VIRGINIA 24019

February 18, 2003

Dear Shareholder:

You are cordially invited to attend Optical Cable Corporation’s (the “Company”) Annual Meeting of Shareholders to be held on March 11, 2003, at 10:00 a.m. local time at the First Union Tower, 10 S. Jefferson Street, 9th floor training room, Roanoke, Virginia.

You are being asked to elect the Company’s Board of Directors from the slate of directors nominated in accordance with the Company’s Bylaws, and to ratify the appointment of KPMG LLP as independent accountants for the Company. We also will be pleased to report on the affairs of the Company.

Whether or not you are able to attend, it is important that your shares be represented and voted at this meeting. Accordingly, please complete, sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience. Your prompt response would be greatly appreciated.

Sincerely,

/s/ NEIL D. WILKIN, JR.
Neil D. Wilkin, Jr. President and Chief Financial Officer

YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting, please complete, sign, and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person if you so desire even if you have previously sent in your proxy.

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OPTICAL CABLE CORPORATION

Notice of Annual Meeting of Shareholders

March 11, 2003

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Optical Cable Corporation, a Virginia corporation (the “Company”), is scheduled to be held on March 11, 2003 at 10:00 a.m. local time at the First Union Tower, 10 S. Jefferson Street, 9th floor training room, Roanoke, Virginia for the following purposes:

1. To elect five directors from the slate of directors nominated in accordance with the Company’s Bylaws to serve for the terms of office specified in the accompanying proxy statement and until their successors are duly elected and qualified;

2. To ratify the selection of KPMG LLP as independent accountants for the Company for fiscal year 2003; and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on January 31, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.

FOR THE BOARD OF DIRECTORS

/s/ KENNETH W. HARBER
Kenneth W. Harber Secretary

Roanoke, Virginia

February 18, 2003

OPTICAL CABLE CORPORATION

5290 CONCOURSE DRIVE

ROANOKE, VIRGINIA 24019

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

MARCH 11, 2003

Proxy Solicitation

This Proxy Statement is furnished to the holders of common shares, no par value (“Common Shares”), of Optical Cable Corporation, a Virginia corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, March 11, 2003, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will properly come before the Annual Meeting.

Proxies for use at the Annual Meeting are being solicited by and on behalf of the Board of Directors of the Company. These proxy solicitation materials are first being mailed on or about February 18, 2003 to all shareholders entitled to vote at the Annual Meeting. Proxies will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their reasonable out-of-pocket expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting supplemental solicitations may also be made by mail or by telephone, telegraph or personal interviews by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. All expenses incurred in connection with this solicitation will be borne by the Company.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. A Shareholder may revoke the authority granted by his or her execution of a proxy at any time before the effective exercise of such proxy by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. The Company’s Common Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the shares represented thereby will be voted in favor of the matters as set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, and in accordance with the best judgment of the Board of Directors on any other matters which may properly come before the Annual Meeting.

Record Date and Voting Rights

Only shareholders of record at the close of business on January 31, 2003 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 5,452,785 Common Shares were issued and outstanding. Each Common Share is entitled to one vote on all matters that may properly come before the Annual Meeting.

A majority of votes entitled to be cast on a particular matter, represented in person or by proxy, constitutes a quorum for purposes of the Annual Meeting. Once a Common Share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is set for the adjournment. Abstentions will be counted in determining the existence of a quorum, but Common Shares held by a broker, as nominee, and not voted on any matter will not be counted for such purpose.

The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the votes cast in the election of Directors. The affirmative vote of a majority of the votes cast will be required to act on all other matters scheduled to come before the Annual Meeting. Votes that are withheld and Common Shares held by a broker, as nominee, that are not voted will not be included in determining the number of votes cast and, therefore, will have no effect on the election of Directors or other matters to come before the Annual Meeting.

All other matters to come before the Annual Meeting require the approval of the holders of a majority of the votes cast at the Annual Meeting. For this purpose, abstentions and broker non-votes will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

Votes at the Annual Meeting will be tabulated by “Inspectors of Election” appointed by the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board, currently comprised of six members, has nominated five persons for election as directors. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next Annual Meeting and until their successors are elected and qualified. Each person named below is now a director of the Company. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur as a result of a nominee being unable to serve. The five nominees receiving the greatest number of votes cast for the election of directors will be elected.

The names of the nominees and certain other information about them are set forth below:

Nominee	Age	Director Since	Office Held with Company
Neil D. Wilkin, Jr.	39	2001	Director, President and Chief Financial Officer
Luke J. Huybrechts	57	1995	Director and Senior Vice President of Sales
Randall H. Frazier	52	1996	Director
John M. Holland	57	1996	Director
Craig H. Weber	43	2002	Director

Mr. Wilkin was elected a Director and was named Chief Financial Officer and Senior Vice President of the Company in September 2001. In December 2001, Mr. Wilkin became Acting-President in addition to his role as Chief Financial Officer, and on April 11, 2002 he was named President by the Board of Directors. Prior to joining the Company, Mr. Wilkin served as Senior Vice President, Chief Financial Officer and Treasurer of homebytes.com, incorporated (“Homebytes”), a nationally licensed real estate brokerage company. Mr. Wilkin joined Homebytes in January 2000. He also was Senior Vice President and Chief Financial Officer of Owners.com, Inc., a subsidiary of Homebytes. On June 1, 2001, both Homebytes and Owners.com, Inc. filed for bankruptcy protection. Mr. Wilkin previously practiced law for over 5 years concentrating on mergers and acquisitions, corporate finance, and general corporate matters. He worked at two law firms, McGuireWoods LLP in Richmond, Virginia and Kirkland & Ellis in Washington, D.C. A CPA for over 16 years, Mr. Wilkin practiced with Coopers & Lybrand (a predecessor to PricewaterhouseCoopers) before returning to graduate business school and law school. Mr. Wilkin earned his MBA from the Darden School at the University of Virginia, is a graduate of the University of Virginia School of Law, and received his undergraduate degree from McIntire School of Commerce at the University of Virginia.

Mr. Huybrechts was elected a Director of the Company in August 1995 and has been Senior Vice President of Sales since joining the Company in 1986. Prior to joining the Company, Mr. Huybrechts worked at ITT’s Electro-Optical Products Division for 10 years in marketing, sales and research and development. Mr. Huybrechts has served on the Board of Directors of Cybermotion Inc. since 1998.

Mr. Frazier was elected a Director of the Company in April 1996. Mr. Frazier is President of R. Frazier, Inc., a company founded in 1988. Mr. Frazier was self-employed in various chemical and engineering businesses prior to the founding of R. Frazier, Inc.

Mr. Holland was elected a Director of the Company in April 1996. Mr. Holland is President of Cybermotion Inc., a company he co-founded in 1984. Mr. Holland also currently serves as the Chairman of the International Service Robot Association. Mr. Holland’s previous employment experience includes the Electro-Optics Product Division of ITT where he was responsible for the design of the earliest fiber optic systems and the development of automated manufacturing systems for optical fiber.

Mr. Weber was elected a Director of the Company in February 2002. He is the President of Whitlock eBusiness Solutions, a business and technology consulting firm based in Richmond, Virginia and has served in that capacity since July 2001. Prior to joining Whitlock eBusiness Solutions, Mr. Weber was employed by homebytes.com incorporated (“Homebytes”), a nationally licensed real estate brokerage company from August 1999 until May 2001. He served on the board of directors and in various executive officer capacities at Homebytes, including Executive Vice President and Chief Operating Officer. He also served as an executive officer and board member of Owners.com, Inc., a subsidiary of Homebytes. On June 1, 2001, both Homebytes and Owners.com, Inc. filed for bankruptcy protection. From 1997 to 1999, Mr. Weber was Vice President of Business Development and Chief Legal and Administrative Officer at Walco International, Inc. a national distributor of pharmaceuticals and other products used in the commercial production of food animals headquartered in Dallas, Texas. Prior to that, Mr. Weber practiced law for over 12 years concentrating on corporate finance, mergers and acquisitions and general corporate matters. He worked at two law firms, McGuireWoods LLP in Richmond, Virginia, where he was a partner, and Sullivan & Cromwell in New York, New York. Mr. Weber earned his MBA from the College of William and Mary, his law degree from the University of Virginia and his undergraduate degree from Cornell University.

Director Compensation

From the beginning of fiscal year 2002 through March 11, 2002, each non-employee director was paid $500.00 for each meeting that he attended, including committee meetings. In addition, the Company reimbursed the non-employee directors for their reasonable out-of-pocket expenses related to attending meetings of the Board of Directors or any of its committees. Management directors did not receive any compensation for their services as directors other than the compensation they receive as employees of the Company. On December 3, 2001, the employment of Robert Kopstein, the Company’s former Chairman, President and Chief Executive Officer, was terminated. During the period of December 3, 2001 through March 12, 2002, Mr. Kopstein continued to serve on the Board of Directors and received compensation at the same rate for any meetings attended as a non-employee director.

On February 12, 2002, the Board of Directors revised the compensation for non-employee directors. Beginning March 12, 2002, each non-employee director has been paid an annual retainer of $5,000 per year, and a $250 per meeting fee, which includes board and committee meetings. Additionally, on February 12, 2002, each non-employee director having not served as an officer of the Company within the past year was granted options to purchase 1,041 (adjusted for the 1-for-8 reverse stock split approved on July 30, 2002) Common Shares at the then current market price. The options vested in equal monthly amounts over one year. The Company continues to reimburse the non-employee directors for their reasonable out-of-pocket expenses, and management directors still do not receive any other compensation for their services as directors other than that received as an employee.

Meetings of the Board of Directors and Committees

The Board of Directors held a total of fourteen meetings during the Company’s fiscal year ended October 31, 2002. Each Director attended in person or telephonically at least 75% of the meetings held by the Board of Directors and all committees thereof on which he served.

The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. The Board of Directors does not have a Nominating Committee. During the fiscal year, the Audit Committee was comprised of Messrs. Frazier, Holland and Weber. Mr. Weber was appointed to the Audit Committee upon his election to the Board of Directors in February 2002. The Audit Committee met six times during the fiscal year. The Compensation Committee currently is comprised of Messrs. Frazier, Holland and Weber. Mr. Weber was added to the Compensation Committee in July 2002. The Compensation Committee met five times during the fiscal year. Additionally, the Board of Directors had established a Stock Option Plan Subcommittee of the Compensation Committee to administer the Optical Cable Corporation 1996 Stock Incentive Plan (the “Stock Incentive Plan”). However, since December 2001, the Compensation Committee has consisted of only non-employee directors and the Stock Incentive Plan has been administered by the Compensation Committee and the Board of Directors, as appropriate. The Stock Option Plan Subcommittee was comprised of Messrs. Frazier and Holland, did not meet during the fiscal year and is no longer active.

The Audit Committee recommends annually to the Board of Directors the appointment of the independent public accountants of the Company, discusses and reviews the scope and the fees of the prospective annual audit, reviews the results of the annual audit with the Company’s independent public accountants, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves transactions, if any, with affiliated parties.

The Compensation Committee: (i) reviews and approves all compensation for the President; (ii) reviews and approves the President’s employment agreement, if any; (iii) reviews recommendations made by the President with respect to compensation for all executive officers other than the President; (iv) reviews recommendations made by the President with respect to employment agreements, if any, for all executive officers other than the President; (v) reviews recommendations made by the President with respect to, and approves and administers, the annual management incentive plan, if any, for officers and managers of the Company; (vi) establishes the individual goals for the President under any annual management incentive plan; and (vii) carries out related responsibilities required by the rules of the U.S. Securities and Exchange Commission. The Stock Incentive Plan is administered by the Compensation Committee or the full Board of Directors, as appropriate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED ON THE ENCLOSED PROXY.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG LLP as the Company’s independent accountants for fiscal year 2003. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment.

A representative of KPMG LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions from shareholders. In the event the shareholders do not ratify the selection of KPMG LLP, the selection of other independent accountants will be considered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003.

BENEFICIAL OWNERSHIP OF COMMON SHARES

Except as noted below, the following table sets forth information as of January 24, 2003 regarding the beneficial ownership of the Company’s Common Shares of (i) each person known to the Company to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the outstanding shares of Common Stock,(ii) each director and nominee of the Company, (iii) each current executive officer of the Company named in the Summary Compensation Table (see “Executive Compensation”) and (iv) all executive officers and directors and nominees of the Company as a group. Unless otherwise indicated, the address of each named beneficial owner is c/o Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019. Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares listed.

Name and Address	No. of Shares		Percent of Class
Neil D. Wilkin, Jr.	22,278	(1)	*
Luke J. Huybrechts	8,802	(2)	*
Charles W. Carson	—		—
Kenneth W. Harber	7,384	(3)	*
Randall H. Frazier	2,291	(4)	*
John M. Holland	1,041	(5)	*
Craig H. Weber	26,166	(6)	*
Kevin L. Wenck Polynous Capital Management, Inc. Polynous Growth Fund One Pine Street, Suite 2208 San Fransisco, CA 94111	641,074	(7)	11.8%
All directors and executive officers as a group (7 persons)	67,962		1.23%

*	Less than 1%

(1)	Includes 11,068 shares that Mr. Wilkin may acquire through the exercise of stock options within 60 days of the date hereof.

(2)	Includes 7,224 shares that Mr. Huybrechts may acquire through the exercise of stock options within 60 days of the date hereof and 1,328 shares that Barbara Huybrechts, his wife, may acquire through the exercise of options within 60 days of the date hereof.

(3)	Includes 6,489 shares that Mr. Harber may acquire through the exercise of stock options within 60 days of the date hereof.

(4)	Includes 1,041 shares that Mr. Frazier may acquire through the exercise of stock options within 60 days of the date hereof.

(5)	Includes 1,041 shares that Mr. Holland may acquire through the exercise of stock options within 60 days of the date hereof.

(6)	Includes 1,041 shares that Mr. Weber may acquire through the exercise of stock options within 60 days of the date hereof.

(7)	As of January 10, 2003, the date a Schedule 13G was filed by Mr. Wenck with the SEC.

EXECUTIVE OFFICERS

Executive Officers

A Special Committee of the Board of Directors was formed in early October 2001 to address Company issues arising from the personal trading activities of Robert Kopstein, the Company’s former Chairman, President and Chief Executive Officer. Membership of the Special Committee consisted solely of the Company’s outside directors. On December 3, 2001, upon recommendation of the Special Committee, Mr. Kopstein was removed as Chairman, President and Chief Executive Officer by the Board of Directors, and Neil D. Wilkin, Jr. was appointed as Acting-President. Subsequently, Mr. Wilkin was appointed President on April 11, 2002. Mr. Wilkin joined the Company in September 2001 as Senior Vice President and Chief Financial Officer and now serves as President and Chief Financial Officer.

On January 8, 2003, the Company announced that it named Mr. Charles W. Carson to the newly created position of Senior Vice President of Marketing and Strategy. Mr. Carson joins the Company from Pirelli Cable, and brings over 19 years of business experience in fiber optic cable. In his new role, Mr. Carson will focus on the development and management of marketing and sales growth strategies.

The current Executive Officers of the Company are: Neil D. Wilkin, Jr., President and Chief Financial Officer; Luke J. Huybrechts, Senior Vice President of Sales; Charles W. Carson, Senior Vice President of Marketing and Strategy; and Kenneth W. Harber, Vice President of Administration and Secretary. See the information concerning nominees for directors above for certain information concerning Messrs. Wilkin and Huybrechts.

Mr. Harber has been a Director of the Company since August 1995 and his current term as a Director will be completed on March 11, 2003. Mr. Harber served as Vice President of Finance, Treasurer and Secretary of the Company from 1989 to April 11, 2002. On April 11, 2002, Mr. Harber was appointed to the newly created position of Vice President of Administration and continued in his role as Secretary. Mr. Harber joined the Company as an accounting manager in 1986.

There are no family relationships among the directors or executive officers of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation paid by the Company to the Chief Executive Officer and to all other executive officers of the Company whose total salary and bonus exceeded $100,000 for the fiscal year ended October 31, 2002.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Years	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Options Granted (#) (4)	All Other Compensation ($) (5)
Neil D. Wilkin, Jr, President and Chief Financial Officer (1)	2002 2001	$120,000 20,000		$252,648 16,192	$42,000 15,000	(2) (3)	— 31,250		$4,612 —

Luke J. Huybrechts, Senior Vice President of Sales	2002 2001 2000	$113,820 111,842 108,172		$116,467 93,980 82,673	— — —		15,625 2,250 —		$11,545 10,452 14,845

Kenneth W. Harber, Vice President of Administration and Secretary	2002 2001 2000	$107,500 105,624 102,118		$91,354 93,844 83,158	— — —		15,625 2,125 —		$11,082 10,452 14,213

Robert Kopstein, Former Chairman, President and Chief Executive Officer (1)	2002 2001 2000	$48,982 582,190 506,988	$	— 99,356 79,993	— — —		— — —	$	— 12,814 12,188

(1)	See discussion in “Executive Officer and Significant Employees Compensation” regarding Mr. Kopstein’s removal as Chairman, Chief Executive Officer and President and Mr. Wilkin’s appointment as Acting-President on December 3, 2001.

(2)	Amount represents an accrued estimate by the Company as of October 31, 2002, of certain additional relocation expenses to be paid to Mr. Wilkin by the Company (as agreed by the Compensation Committee) in consideration for Mr. Wilkin agreeing to accelerate his relocation to Roanoke, Virginia. The costs to be paid include, among other things, expenses related to the marketing and selling of Mr. Wilkin’s prior residence. All such payments for relocation expenses are subject to substantiation, and review and approval by the Compensation Committee.

(3)	Original moving allowance paid to Mr. Wilkin when hired in September 2001.

(4)	Adjusted for the 1-for-8 reverse stock split approved July 30, 2002.

(5)	These amounts represent the Company’s contributions to the Company’s 401(k) retirement savings plan on behalf of the individual executive officers.

Stock Option Grants

Option Grants in Last Fiscal Year

		Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Base Price ($/Sh)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Neil D. Wilkin, Jr.	—	—	—	—	—	—
Luke J. Huybrechts	15,625	4.5%	10.00	11/15/11	98,265	249,022
Kenneth W. Harber	15,625	4.5%	10.00	11/15/11	98,265	249,022

(1)	Stock option grants to participants in the Company’s Stock Option Plan generally have a “replacement” feature, whereby the participant automatically receives a replacement option to purchase additional shares of the Company’s Common Shares equal to the number of previously owned shares surrendered, if any, to the Company by the participant in payment of the exercise price with respect to stock options exercised. The exercise price of any replacement option is the market price of the Common Shares at the time the previously owned shares are surrendered to the Company in connection with the exercise of stock options. Replacement options do not have a “replacement” feature.

(2)	Adjusted for the 1-for-8 reverse stock split approved on July 30, 2002.

(3)	The potential realizable values in the table assume that the market price of the Company’s Common Shares appreciates in value from the date of grant to the end of the option term at the annual rate of 5% and 10% respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price and the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value indicated in the table.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning stock options exercised during the fiscal year ended October 31, 2002 by executive officers named in the Summary Compensation Table above and the value of unexercised options held by such executive officers as of October 31, 2002.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized (1)	Number of Underlying Unexercised Options at Fiscal Year-End (#) (3)		Value of Unexercised In-the-Money Options at October 31, 2002 (2)
			Exercisable	Unexercisable	Excercisable	Unexercisable
Neil D. Wilkin, Jr.	—	—	7,813	23,438	—	—
Luke J. Huybrechts	—	—	5,034	14,294	—	—
Kenneth W. Harber	—	—	4,331	14,169	—	—

(1)	Represents the difference between the exercise price of the outstanding options and the closing price of the Common Shares on the date the option was exercised.

(2)	Represents the difference between the exercise price of the outstanding options and the closing price of the Common Shares on October 31, 2002, which was $1.84 per share.

(3)	Adjusted for the 1-for-8 reverse stock split approved July 30, 2002.

Compensation Committee Interlocks and Insider Participation

Robert Kopstein, the former Chairman, Chief Executive Officer and President of the Company, served on the Compensation Committee of the Board of Directors until March 12, 2002, at which time his term as a director was completed. On December 3, 2001, Mr. Kopstein was removed as Chairman, President and Chief Executive Officer by the Board of Directors.

Employment Agreements

Neil D. Wilkin, Jr. (President and Chief Financial Officer)

On September 1, 2001, Mr. Wilkin entered into an employment agreement with the Company to be employed as Senior Vice President and Chief Financial Officer pursuant to which Mr. Wilkin received a base salary of $120,000, a monthly bonus equal to 0.09% of monthly sales, adjusted for point of sale, and a year-end bonus equal to the aggregate sum of the twelve monthly bonuses received during the fiscal year. On December 3, 2001, in conjunction with the termination of Mr. Kopstein, Mr. Wilkin assumed the role of Acting-President, and on April 11, 2002, Mr. Wilkin was named President, in addition to his responsibilities as Chief Financial Officer. Mr. Wilkin received a base salary of $120,000 in fiscal year 2002. The total of the bonuses received by Mr. Wilkin in fiscal 2002 under the employment agreement dated September 1, 2001 was $87,648. In addition, on October 31, 2002, the Compensation Committee of the Board of Directors approved the payment of a bonus of $165,000 in recognition of Mr. Wilkin’s leadership and accomplishments during a challenging fiscal year for the Company and for his contributions and significant additional responsibilities on behalf of the Company as Acting-President and later as President. The Company made contributions to the Company’s 401(k) retirement savings plan for the benefit of Mr. Wilkin totaling $4,612 in fiscal 2002.

Effective November 1, 2002, the Compensation Committee approved a new employment agreement for Mr. Wilkin, superceding his prior employment agreement. Under the terms of this new employment agreement, Mr. Wilkin is paid an annual base salary of $250,000. Additionally, Mr. Wilkin has an annual bonus opportunity under the Optical Cable Corporation 2003 Management Incentive Plan (the “2003 Management Bonus Plan”) equal to 40% of his annual base salary pursuant to the terms of his agreement. The annual bonus opportunity is awarded based on achievement of a quantified corporate EBITDA goal, and his actual bonus will be levered up or down based on performance relative to that goal. Additionally, the Compensation Committee may at its discretion increase or decrease the amount of the annual bonus (if any) by up to 20% of the amount of the bonus earned based on the achievement of specific individual goals. The maximum award payable to any individual participant in the 2003 Management Bonus Plan is 200% of the participant’s target bonus opportunity. The term of Mr. Wilkin’s employment agreement is three years, subject to certain renewal features.

Luke J. Huybrechts (Senior Vice President of Sales)

Mr. Huybrechts entered into an employment agreement with the Company to be employed as Senior Vice President of Sales, effective as of November 1, 2001, whereby Mr. Huybrechts receives an annual base salary of $113,820, a monthly bonus equal to 0.09% of the monthly sales adjusted for point of sale, and a year-end bonus equal to the aggregate sum of the twelve monthly bonuses received during the fiscal year. Prior to November 1, 2001, Mr. Huybrechts did not have an employment agreement with the Company. Mr. Huybrechts received a base salary of $113,820 in fiscal year 2002. The total of the bonuses received by Mr. Huybrechts in fiscal 2002 under the employment agreement dated November 1, 2001 was $91,467. Additionally, Mr. Huybrechts received a supplemental bonus in the amount of $25,000 for additional operational responsibilities taken on during fiscal 2002. In addition, the Company made contributions to the Company’s 401(k) retirement savings plan for the benefit of Mr. Huybrechts totaling $11,545 in fiscal 2002.

Effective November 1, 2002, the Compensation Committee approved a new employment agreement for Mr. Huybrechts, superceding his prior employment agreement. Under the terms of this new employment agreement, Mr. Huybrechts is paid an annual base salary of $175,000. Additionally, Mr. Huybrechts has an annual bonus opportunity under the 2003 Management Bonus Plan equal to 35% of his annual base salary pursuant to the terms of his agreement. The annual bonus opportunity is awarded based on achievement of a quantified corporate EBITDA goal, as well as achievement of certain quantified divisional goals and specifically identified divisional objectives. Mr. Huybrechts’ actual bonus will be levered up or down based on performance relative to those goals. Additionally, the President may, at his discretion, increase or decrease Mr. Huybrechts’ annual bonus (if any) by up to 20% of the amount of the bonus earned by Mr. Huybrechts based on his achievement of specific individual goals. Only the Compensation Committee can increase the aggregate amount payable under the 2003 Management Bonus Plan. Therefore, aggregate discretionary bonus increases for all participants cannot exceed the aggregate discretionary bonus decreases for all participants without the approval of the Compensation Committee. The maximum award payable to any individual participant in the 2003 Bonus Plan is 200% of the participant’s target bonus opportunity. The term of Mr. Huybrechts’ employment agreement is three years, subject to certain renewal features.

Charles W. Carson (Senior Vice President of Marketing and Strategy)

On January 8, 2003, the Company announced that it named Mr. Charles W. Carson to the newly created position of Senior Vice President of Marketing and Strategy. Effective January 2, 2003, the Compensation Committee approved an employment agreement for Mr. Carson in connection with his employment. Under the terms of this employment agreement, Mr. Carson is paid an annual base salary of $175,000. Additionally, Mr. Carson has an annual bonus opportunity under the 2003 Management Bonus Plan equal to 35% of his annual base salary pursuant to the terms of his agreement. The annual bonus opportunity is awarded based on achievement of a quantified corporate EBITDA goal, as well as achievement of certain quantified divisional goals and specifically identified divisional objectives. Mr. Carson’s actual bonus will be levered up or down based on performance relative to those goals. Additionally, the President may, at his discretion, increase or decrease Mr. Carson’s annual bonus (if any) by up to 20% of the amount of the bonus earned by Mr. Carson based on his achievement of specific individual goals. Only the Compensation Committee can increase the aggregate amount payable under the 2003 Management Bonus Plan. Therefore, aggregate discretionary bonus increases for all participants cannot exceed the aggregate discretionary bonus decreases for all participants without the approval of the Compensation Committee. The maximum award payable to any individual participant in the 2003 Bonus Plan is 200% of the participant’s target bonus opportunity. The term of Mr. Carson’s employment agreement is two years, subject to certain renewal features.

Kenneth W. Harber (Vice President of Administration and Secretary)

Mr. Harber entered into an employment agreement with the Company to be employed as Vice President of Finance, effective as of November 1, 2001, whereby Mr. Harber receives an annual base salary of $107,500, a monthly bonus equal to 0.09% of the monthly sales, adjusted for point of sale, and a year-end bonus equal to the aggregate sum of the twelve monthly bonuses received during the fiscal year. On April 11, 2002, Mr. Harber was appointed to the newly created position of Vice President of Administration and his compensation continued to be based on the employment agreement effective as of November 1, 2001. Prior to November 1, 2001, Mr. Harber did not have an employment agreement with the Company. Mr. Harber received a base salary of $107,500 in fiscal year 2002. The total of the bonuses received by Mr. Harber in fiscal 2002 was $91,354. In addition, the Company made contributions to the Company’s 401(k) retirement savings plan for the benefit of Mr. Harber totaling $11,082 in fiscal 2002. The term of Mr. Harber’s employment agreement is two years.

Robert Kopstein (former Chairman, President and Chief Executive Officer)

The employment of Mr. Kopstein, former Chairman, President and Chief Executive Officer, by the Company from February 1, 1995 through October 31, 2001was governed by employment agreements, typically with a one year term. Mr. Kopstein’s latest one year employment agreement with the Company was dated as of November 1, 2000. Mr. Kopstein received a base salary equal to one percent of the previous fiscal year’s net sales and an incentive bonus of one percent of any increase between the current fiscal year’s net sales and the prior fiscal year’s net sales. Compensation under this arrangement amounted to $48,982 during the period from November 1, 2001 to October 31, 2002. On December 3, 2001, Mr. Kopstein’s employment with the Company was terminated by the Board of Directors, upon a recommendation made by the Special Committee to the Board of Directors.

Compensation Committee Report on Executive Compensation

Compensation Committee Responsibilities

The responsibilities of the Compensation Committee of the Board of Directors include, among other things: (i) review and approval of all compensation for the President; (ii) review and approval of the President’s employment agreement, if any; (iii) review of recommendations made by the President with respect to compensation for all executive officers other than the President; (iv) review of recommendations made by the President with respect to employment agreements, if any, for all executive officers other than the President; (v) review of recommendations made by the President with respect to, and approval and administration of, the annual management incentive plan, if any, for key management personnel of the Company; (vi) establishment of the individual goals for the President under any annual management incentive plan; and (vii) carrying out related responsibilities required by the rules of the U.S. Securities and Exchange Commission. The Company’s stock incentive plan is administered by the Board of Directors and the Compensation Committee of the Board of Directors, as appropriate. The Compensation Committee of the Board of Directors currently is composed of non-employee directors. The current members of the Compensation Committee are Messrs. Frazier, Holland and Weber.

Criteria for Compensation Levels

The Company has always sought to attract and retain qualified executives and employees able to positively contribute to the success of the Company for the benefit of its various stakeholders, the most important of which is its shareholders, but also including its customers, its employees, and the communities in which the Company operates.

The Compensation Committee (in establishing compensation levels for the President) and the Company (in establishing compensation levels for other executives) considers many factors, including, but not limited to, the individual’s abilities and executed performance that results in: the advancement of corporate goals of the Company, execution of the Company’s business strategies, contributions to positive financial results, and contributions to the development of the management team as well as other employees. An officer must demonstrate his or her ability to deliver results in his or her areas of responsibility, which can include, among other things: business development with new and existing customers, development of new products, efficient management and improvements to operations and systems, personnel management, financial management, and strategic decision making. In determining compensation levels, the Compensation Committee and the Company also consider: competitiveness of compensation packages relative to other comparable companies, both inside and outside of the fiber optic industry, and experience of the individual.

Compensation levels for executive officers are generally reviewed annually, but may be reviewed more often as deemed appropriate.

Compensation Philosophy and Strategy Adopted for Fiscal Year 2003

In addition to the “Criteria for Compensation Levels” set forth above, on October 31, 2002, the President recommended, and the Compensation Committee adopted a “Compensation Philosophy” for all employees of the Company (set forth below), and a “Compensation Strategy for Key Management Personnel” (set forth below), a substantial portion of which also applies to all employees of the Company.

Compensation Philosophy

The Company’s compensation philosophy is as follows:

The Company believes that compensation is an integral component of its overall business and human resource strategies. The Company’s compensation plans will strive to promote the hiring and retention of personnel necessary to execute the Company’s business strategies and achieve its business objectives.

The Company’s compensation plans will be strategy-focused, competitive, and recognize and reward individual and group contributions and results. The Company’s compensation plans will promote an alignment of the interests of employees with the interests of the shareholders by having a meaningful portion of compensation based on financial results and actions that will generate shareholder value over time.

In order to reward financial performance over time, the Company’s compensation programs generally will consist of: base compensation, short-term variable incentives and long-term variable incentives. Where appropriate, short- and long-term variable compensation will be significant components of total compensation.

The Company’s compensation plans will be administered consistently and fairly to promote equal opportunities for our employees.

Compensation Strategy for Key Management Personnel

The Company’s compensation strategy for its key management personnel is as follows:

•	Total compensation will include base salary and short-term and long-term variable incentives, where appropriate.

•	Compensation will be comparable to general and industry-specific compensation practices.

•	Generally, base compensation, and targeted short- and long-term variable compensation, will be established within the range of compensation of similarly situated companies—a “compensation peer group”. In establishing a compensation peer group, the Company’s organization size and complexity is taken into account, and therefore the compensation peer group includes companies of similar size and complexity whether or not such companies are in the fiber optic industry.

•	When determining compensation for officers and senior managers, the Company takes into account the employee’s knowledge and experience, including industry specific knowledge and experience, to the extent such knowledge and experience contributes to the Company’s ability to achieve its business objectives.

•	The Company may adjust annual base salaries of employees if individual performance is at or above pre-established performance expectations.

•	Incentive award opportunities will increase or decrease in unison with short- and long-term individual and/or corporate results.

•	Incentive compensation will make up a larger percentage of an employee’s total direct compensation when he or she has a significant impact on the financial and/or operational success of the Company.

•	Incentive compensation programs will be linked to strategic business objectives.

Executive Officer Compensation

Executive officer compensation historically was comprised of three components: base salary, monthly and annual incentive bonus compensation, and long-term incentive equity grants in the form of stock options pursuant to the terms of the Optical Cable Corporation 1996 Stock Incentive Plan (described below). Monthly and annual incentive compensation for executives was based on a percentage of sales and was a significant portion of the cash compensation for each executive officer.

Changes in Executive Officer Cash Compensation for Fiscal Year 2003

On October 31, 2002, the President recommended, and the Compensation Committee adopted a Compensation Philosophy, and a Compensation Strategy for Key Management Personnel. At the same time, the President recommended, and the Compensation Committee approved significant changes to executive officer compensation programs. Effective November 1, 2002, cash compensation for Messrs. Wilkin and Huybrechts consists of an annual base salary and a annual bonus opportunity under an annual management incentive plan, if any. For fiscal year 2003, the Compensation Committee adopted the Optical Cable Corporation 2003 Management Incentive Plan (the “2003 Management Bonus Plan”) whereby an annual bonus is awarded based on achievement of a quantified corporate EBITDA goal in the case of Mr. Wilkin, and on achievement of a quantified corporate EBITDA goal, as well as achievement of certain quantified divisional goals and specifically identified divisional objectives, in the case of Mr. Huybrechts and other key management personnel. New employment agreements for Messrs. Wilkin and Huybrechts were approved by the Compensation Committee and entered into by the Company effective November 1, 2002. The compensation program for Mr. Harber was not changed.

Bonuses payable to each participant under the 2003 Management Bonus Plan are levered up or down based on performance relative to the participant’s goals under the plan. Additionally, the Compensation Committee may, at its discretion, increase or decrease the President’s annual bonus (if any) by up to 20% of the amount of the bonus earned by Mr. Wilkin based on his achievement of specific individual goals. Further, the President may, at his discretion, increase or decrease the annual bonus (if any) of any other participant in the 2003 Management Bonus Plan by up to 20% of the amount of the bonus earned by such participant based on his or her achievement of specific individual goals. Only the Compensation Committee can increase the aggregate amount payable under the 2003 Management Bonus Plan. Therefore, the aggregate discretionary bonus increases for all participants cannot exceed the aggregate discretionary bonus decreases for all participants without the approval of the Compensation Committee. The maximum award payable to any individual participant in the 2003 Bonus Plan is 200% of the participant’s target bonus opportunity.

In addition to base salary and bonus compensation, each executive continues to be eligible to participate in the Optical Cable Corporation 1996 Stock Incentive Plan described below under the section entitled “Equity Incentive Compensation.”

Equity Incentive Compensation

The Company adopted the Optical Cable Corporation 1996 Stock Incentive Plan on March 1, 1996 (the “Plan”). All of the executive officers are eligible to participate in the Plan. Additionally, the Company’s employees participate in the Plan. The Plan is administered by the Board of Directors, and the Compensation Committee, as appropriate. All grants under the Plan are approved by either the full Board of Directors or the Compensation Committee.

The Plan is intended to provide a means for key employees to increase their personal financial interest in the Company, and stimulate efforts of those employees and strengthen their desire to remain with the Company. The Company has reserved 750,000 Common Shares (as adjusted for the 1-for-8 reverse stock split approved July 30, 2002) for issuance in connection with incentive awards granted under the Plan. Under the Plan, qualified incentive stock options are granted at not less than fair market value on the date of grant. The options generally vest 25% after two years, 50% after three years, 75% after four years and 100% after five years or in equal quarterly installments over four years, with certain option grants vesting in equal monthly installments over four years.

The Compensation Committee receives recommendations from the President for each employee (other than the President), and considers individual and Company performance in awarding long-term compensation pursuant to the Plan. Although in the past awards generally were in the form of qualified incentive stock options, in the future the Compensation Committee intends to evaluate the most appropriate form for future awards granted under the Plan.

Currently, substantially all of stock options previously awarded under the Plan to employees have a exercise price significantly higher than the current price at which the Company’s Common Shares trade. The Compensation Committee believes that equity awards (including stock options), which reward Company stock price appreciation over the long-term, are particularly appropriate in light of the nature of the Company’s business and long-term business plans.

Compensation for President During Fiscal Year 2002

On September 1, 2001, Mr. Wilkin entered into an employment agreement with the Company to be employed as Senior Vice President and Chief Financial Officer pursuant to which Mr. Wilkin received a base salary of $120,000, a monthly bonus equal to 0.09% of monthly sales, adjusted for point of sale, and a lump sum year-end bonus equal to the cumulative amount of the twelve monthly bonuses during the fiscal year. On December 3, 2001, in conjunction with the termination of Mr. Kopstein, Mr. Wilkin assumed the role of Acting-President, in addition to his responsibilities as Chief Financial Officer. On April 11, 2002, Mr. Wilkin was named President.

At the time Mr. Wilkin assumed his additional role on December 3, 2001, he received no increase in his compensation and continued to be paid pursuant to his employment agreement. Mr. Wilkin’s responsibilities had increased significantly and the Company was facing exceptionally difficult circumstances resulting from actions during the tenure of the Company’s former Chairman, President and Chief Executive Officer, and resulting from the challenging industry environment.

During fiscal year 2002 and pursuant to Mr. Wilkin’s employment agreement dated September 1, 2001, Mr. Wilkin received a base salary of $120,000 in fiscal year 2002. The total of the bonuses received by Mr. Wilkin in fiscal 2002 under the terms of this employment agreement was $87,648. Additionally, the Company made contributions to the Company’s 401(k) retirement savings plan for the benefit of Mr. Wilkin totaling $4,612 in fiscal 2002.

On October 31, 2002, in consideration of the significant additional responsibilities assumed by Mr. Wilkin since December 3, 2001, and in recognition of Mr. Wilkin’s leadership and accomplishments during, and navigation through, a difficult and challenging fiscal year for the Company, the Compensation Committee of the Board of Directors approved the payment of a one-time bonus of $165,000 in addition to the compensation paid pursuant to the terms of his employment agreement of September 1, 2001. Additionally, the Compensation Committee approved the payment of certain relocation expenses to assist Mr. Wilkin’s prompt relocation to Roanoke, Virginia.

Effective November 1, 2002, Mr. Wilkin entered into a new employment agreement approved by the Compensation Committee, the terms of which have been described previously in this Proxy Statement. This new employment agreement, as previously described herein, provides for objective performance measures prior to the awarding of any bonus compensation.

Compensation of Former Chairman, President and Chief Executive Officer During Fiscal Year 2002

Effective November 1, 2000, Robert Kopstein, the Company’s former Chairman, President and Chief Executive Officer, entered into a one year employment agreement with the Company that expired October 31, 2001. Mr. Kopstein was terminated by the Board of Directors on December 3, 2001, upon a recommendation made by the Special Committee to the Board of Directors. During the period of time from November 1, 2001 to December 3, 2001, the Company continued to compensate Mr. Kopstein pursuant to the terms of his expired employment agreement.

Under the terms of this agreement, Mr. Kopstein received a base salary equal to one percent of the previous fiscal year’s net sales and an incentive bonus of one percent of any increase between the current fiscal year’s net sales and the prior fiscal year’s net sales. Compensation under this arrangement amounted to $48,982 during fiscal year 2002, prior to his termination on December 3, 2001. The Company made no contributions to the Company’s 401(k) retirement savings plan for the benefit of Mr. Kopstein during fiscal year 2002.

At the time Mr. Kopstein entered into his employment agreement with the Company dated November 1, 2000, the Committee believed the terms of his employment agreement, as described above, provided a level of compensation commensurate with his talents, skills and responsibilities. Mr. Kopstein’s compensation reflected a subjective analysis by the Compensation Committee of the criteria set forth under “Criteria for Compensation Levels” set forth above.

Compliance with Section 162(m) of the Internal Revenue Code

The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to each of the Chief Executive Officer and the four most highly compensated executive officers of the Company. Performance-based compensation (such as compensation pursuant to the stock incentive plan), if it meets certain requirements, is not subject to the deduction limit. The Committee has reviewed the impact of Section 162(m) on the Company and believes that it is unlikely that the compensation paid to any of the executive officers during the current fiscal year will be deemed to exceed the limit. Furthermore, the Plan generally is designed to comply with the requirements of the performance-based compensation exception for the $1 million limit. The Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding any loss of tax deductions.

Respectfully submitted,

Randall H. Frazier – Compensation Committee Member

John M. Holland – Compensation Committee Member

Craig H. Weber – Compensation Committee Member

Report of the Audit Committee

In February 2002, Mr. Weber was appointed to the Audit Committee of the Board of Directors of the Company. During fiscal year 2002 prior to Mr. Weber’s addition to the audit committee, the Audit Committee was composed of two independent directors. Mr. Weber was added as a third independent director. All three directors met the requirements for independence established by the National Association of Securities Dealers’ listing standards during the time of their service. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants, KPMG LLP, are responsible for performing an independent audit of the

Company’s financial statements in accordance with auditing standards generally accepted in the United States of America and the issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The independent accountants discussed with the Audit Committee matters required to be communicated by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

In addition, the independent accountants discussed with the Audit Committee their judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s financial statements as required by Statement on Auditing Standards No. 90, “Audit Committee Communications.”

The independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the independent accountants discussed with the Audit Committee that firm’s independence from the Company and its management.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management regarding the audited financial statements and of the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Randall H. Frazier – Audit Committee Member

John M. Holland – Audit Committee Member

Craig H.Weber – Audit Committee Member

Fees Billed by Independent Public Accountants

The following table sets forth the amount of audit fees, financial information systems design and implementation fees, and all other fees billed or expected to be billed for services rendered by KPMG LLP, the Company’s principal accountant, for the fiscal year ended October 31, 2002:

		Amount
Audit fees, excluding audit related fees (1)		$170,000
Financial information systems design and implementation fees (2)		—
All other fees
Audit related fees (2)	—
Other non-audit services (3)	$68,792

Total all other fees		$68,792

Total fees		$238,792

(1)	Audit fees, excluding audit related fees, includes annual financial statement audit and limited quarterly review services.

(2)	No such services were provided by KPMG LLP for the most recent fiscal year.

(3)	Other non-audit services consist of tax compliance and other tax services other than those directly related to the audit of the income tax accrual.

The Audit Committee of the Board of Directors of the Company has considered whether the provision of other non-audit services is compatible with maintaining KPMG LLP’s independence.

Performance Graph

The following graph compares the cumulative total return based on share price for the five-year period commencing on November 1, 1997 and ending October 31, 2002 of (i) the Company’s Common Shares, (ii) the Nasdaq Stock Market Index and (iii) a peer group index composed of the following companies: Andrew Corporation, Belden, Inc., Cable Design Technologies, Inc., and Encore Wire Corp.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG OPTICAL CABLE CORPORATION,

THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required by the regulation to furnish the Company with copies of the Section 16(a) forms which they file.

Except as set forth below, to the Company’s knowledge, based solely on review of copies of such reports furnished to the Company, and written representations from officers and directors that no other reports were required during the fiscal year ended October 31, 2002, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with by such persons, except that Mr. Kopstein was late in reporting the sale of shares on two occasions prior to his removal as Chairman, President and Chief Executive Officer by the Board of Directors. Separately and unrelated to Mr. Kopstein’s transactions, Mr. Huybrechts was five days late in reporting the sale of shares on one occasion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Barbara B. Huybrechts, wife of Luke J. Huybrechts, is an employee of the Company. Her compensation in fiscal 2002 was $53,807, plus $4,305 for contributions made by the Company to the Company’s 401(k) retirement savings plan for her benefit. The Company granted Ms. Huybrechts 3,750 options to acquire the Company’s stock in fiscal year 2002 (as adjusted for the 1-for-8 reverse stock split approved July 30, 2002). She does not have an employment contract with the Company.

During the year ended October 31, 2002, the Company paid $17,550 to Mr. Holland for consulting services. An additional $17,910 related to these consulting services was accrued as of October 31, 2002.

On October 2, 2001, the Company advanced Mr. Kopstein, the then Chairman, President and Chief Executive Officer of the Company, $70,000, interest-free, against future salary payments to cover certain legal expenses associated with litigation involving Mr. Kopstein’s pledge of substantially all of his 96% interest in the Company’s Common Shares to secure personal margin loans. As of January 31, 2003, $59,078 remained unpaid.

OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting or properly before the meeting other than those referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Proposals of Shareholders of the Company that are intended to be presented at the Company’s 2004 Annual Meeting of Shareholders must be received by the Company no later than October 21, 2003 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder. Shareholder proposals to be presented at the 2004 Annual Meeting by means other than inclusion in the Company’s proxy statement must be received by the Company after December 10, 2003 and no later than January 9, 2004.

ANNUAL REPORT

A copy of the Company’s Annual Report for the fiscal year ended October 31, 2002 including the financial statements and notes thereto is being mailed to the shareholders of record along with this Proxy Statement. The Annual Report is not incorporated by reference in this Proxy Statement and is not considered to be part of the proxy material.

FURTHER INFORMATION

The Company will provide without charge to each person from whom a proxy is solicited by the Board of Directors, upon the written request of any such person, a copy of the Company’s annual report on Form 10-K, including the financial statements and financial statement schedule attached as exhibits thereto, required to be filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act for the Company’s fiscal year ended October 31, 2002. Such written requests should be sent to the Company at its principal executive offices, 5290 Concourse Drive, Roanoke, Virginia 24019, attention Kenneth W. Harber, Corporate Secretary. Additionally, our SEC filings are available to the public on the SEC Internet site (http://www.sec.gov).

Upon request, the Company will also furnish any other exhibit of the annual report on Form 10-K upon advance payment of reasonable out-of-pocket expenses of the Company related to the Company’s furnishing of such exhibit. Requests for copies of any exhibit should be directed to the Company at its principal executive offices, 5290 Concourse Drive, Roanoke, Virginia 24019, attention Kenneth W. Harber, Corporate Secretary.

By Order of the Board of Directors

/s/ KENNETH W. HARBER
Kenneth W. Harber Secretary

Date: February 18, 2003

OPTICAL CABLE CORPORATION

Proxy Solicited on Behalf of the Board of Directors of Optical Cable

Corporation for the Annual Meeting of Shareholders to be Held March 11, 2003

The undersigned appoints Neil D. Wilkin, Jr. and Luke J. Huybrechts, or either of them, with full power of substitution, to attend the Annual Meeting of Shareholders of Optical Cable Corporation on March 11, 2003, and at any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if personally present upon the following matters set forth in the Notice of Annual Meeting and Proxy Statement.

1.	Election of Directors
☐	FOR the FIVE nominees listed below	☐	WITHHOLD AUTHORITY to
	(except as marked to the contrary below)		vote for the FIVE nominees listed below

Nominees:  Neil D. Wilkin, Jr., Luke J. Huybrechts, Randall H. Frazier, John M. Holland, Craig H. Weber

(INSTRUCTION:  To withhold authority for any individual nominee, write that nominee’s name in the space provided below)

2.	To ratify the appointment of KPMG LLP as independent accountants for the Company for fiscal year 2003;

☐ FOR this proposal	☐ AGAINST this proposal	☐ ABSTAIN

3.	In their discretion, upon such other business as may properly come before the meeting and any adjournments thereof.

PLEASE DATE, SIGN AND RETURN PROXY PROMPTLY.

Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

Shareholder’s signature

Joint Holder’s Signature (if applicable)

Date:

When properly executed, this proxy will be voted in the manner directed herein. In no direction is made, this proxy will be voted FOR the election of the nominees of the Board of Directors in the election of directors, FOR proposal 2 above, and in accordance with the judgment of the person(s) voting the proxy upon such other mat-ters properly coming before the meeting and any adjournments thereof. Please sign exactly as name(s) appear above.